UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2015

Commission file number: 001-14330

POLYMER GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	57-1003983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina 28269	(704) 697-5100
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 8, 2015, Polymer Group, Inc. (the “Company”) issued a conditional notice of its election to redeem (the “Redemption”) $200.0 million of the outstanding principal amount of its 7.75% Senior Secured Notes due 2019 (the “Senior Secured Notes”), subject to receiving proceeds from the financing transactions described below. The Senior Secured Notes are expected to be redeemed on May 8, 2015 (the “Redemption Date”) at a redemption price (the “Redemption Price”) of 103.875% of the principal amount thereof, plus accrued and unpaid interest on the Senior Secured Notes to, but excluding, the Redemption Date.

In connection with the Redemption and the financing of the previously announced acquisition of Dounor SAS, the Company is expecting to enter into an incremental term loan amendment to the Company’s existing senior secured credit agreement (the “Incremental Amendment”). The Incremental Amendment is expected to provide for additional borrowings of approximately $283 million. There is no assurance that such financing transactions or refinancing of the Senior Secured Notes will be consummated within any particular time period or at all.

Forward-Looking Statements

Some of the matters discussed in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in the Company’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2015

POLYMER GROUP, INC.

By:	/s/ Dennis E. Norman
Name:	Dennis E. Norman
Title:	Executive Vice President, Chief Financial Officer and Treasurer